Exhibit 99.1

For more information contact:
Peter Benoist or Frank Sanfilippo (314) 725 5500
Ann Marie Mayuga (314) 485 4390

ENTERPRISE FINANCIAL REPORTS SECOND QUARTER EARNINGS,
CONTINUING RECORD LOAN GROWTH

  Second quarter fully diluted EPS at $0.27 compared to $0.36 in 2007
  Strong organic growth year over year; 23% in loans and 17% in deposits
  As anticipated, nonperforming assets rise to 1.02% of assets, net charge-offs at 0.32% annualized
  Efficiency ratio improves from previous quarter and prior year

St. Louis MO, July 17, 2008. Enterprise Financial Services Corp (NASDAQ: EFSC) reported second quarter 2008 net income of $3.5 million, a decrease of 22% compared to the same period last year. Earnings per fully diluted share were $0.27, down 25% from the comparable 2007 period.

For the first half of 2008, net income totaled $7.1 million versus $7.7 million for the similar period of 2007. Earnings per fully diluted share for 2008 to date were $0.56 compared to $0.62 at mid year 2007, a 10% decrease.

EFSC President and CEO Peter Benoist commented, “Our second quarter results reflect the challenges and the opportunities created by the turmoil in the financial markets. Recent rate reductions have pressured our net interest margin and the slowdown in the homebuilding industry has elevated nonperforming asset and net charge-off levels compared to our historical standards. These conditions are also creating significant competitive opportunities in our markets. We continue growing our loan portfolio and core deposit funding base and attracting new clients at a record pace this year. Robust loan and deposit growth bodes well for future earnings even though the related provision expense is a major factor in our lower current earnings.”

Benoist continued, “Our Wealth Management business, while underperforming relative to prior year periods, has made substantial investments in both personnel and technology which we anticipate will result in significant improvement in second half performance.”

Exhibit 99.1

Banking Line of Business

Net interest income rose $1.5 million, or 9%, in the second quarter compared to the same period in 2007 and increased 3% versus the first quarter of 2008. Total portfolio loans at quarter end increased $349 million to $1.85 billion, a 23% increase over one year ago.

Since December 31, 2007, loans increased $208 million. The strong net growth in loans is attributable in part to a more favorable competitive environment, with fewer competitors positioned today to capture new business, resulting in both increased volumes and more favorable pricing. While the attached detail on the loan portfolio shows significant increase in commercial real estate loans, this data is based on collateral codes used for call reports. Using industry codes, 70% of the loan growth in the first six months of 2008 is attributable to commercial and industrial businesses, 13% to commercial real estate clients, 8% to residential construction clients and 6% to commercial construction clients. From a market perspective, approximately 58% of the growth came from St. Louis, with the remainder from Kansas City and Phoenix.

Provision for loan losses was $3.2 million in the second quarter of 2008 compared to $715,000 for the prior year period and $2.3 million in the first quarter of 2008. The provision expense for the second quarter was driven equally by strong loan growth and adverse changes in risk ratings on several credits. The allowance for loan losses totaled 1.30% of portfolio loans and 182% of nonperforming loans at June 30, 2008 compared to 1.31% and 156%, respectively, at June 30, 2007. At March 31, 2008, the allowance for loan losses totaled 1.29% of portfolio loans and 239% of nonperforming loans.

Nonperforming loans were $13.2 million at June 30, 2008 compared to $12.7 million at June 30, 2007 and $9.3 million at March 31, 2008. Excluding nonperforming loans, delinquency rates are higher than first quarter, but are still at manageable levels. Nonperforming assets, which include Other real estate, totaled 1.02% of total assets for the second quarter versus 0.75% for the second quarter of 2007 and 0.83% for the first quarter of 2008.

Approximately $5.2 million of nonperforming loans and $8.9 million of Other real estate are represented largely by residential construction developments, primarily in Kansas City. In total, 63% of nonperforming assets are related to residential development. The largest single nonperforming loan is for a $4.9 million commercial retail development in Northwest Arkansas and the largest Other real estate property is a $3.4 million residential development in Kansas City, both of which we believe are appropriately valued.

Second quarter net charge-offs of $1.4 million represented 0.32% of average portfolio loans on an annualized basis, compared to 0.06% for the second quarter of 2007 and 0.40% for the first quarter of 2008. Three residential credits that were specifically reserved for at March 31, 2008 represent $1.3 million, or 91%, of the second quarter net charge-offs.

Exhibit 99.1

Steve Marsh, Chairman and CEO of Enterprise Bank & Trust, remarked, “Our nonperforming asset and net charge-off ratios are not out of line with our expectation as we progress through this credit cycle. We are managing the process aggressively, as illustrated over the past few quarters by the progression of nonperforming loans to other real estate owned and, ultimately, to disposition of the real estate. In fact, year to date the Company has disposed of $4.0 million of Other real estate at a net gain of $342,000.”

Marsh continued, “Our credit issues remain concentrated in the residential homebuilding sector. That industry remains under stress and these conditions are not likely to abate quickly, although it’s important to note that residential homebuilding represents only 11% of our total loan portfolio. While we’ve also seen stress in parts of the commercial retail-real estate segment and in trucking-related businesses, most other industry sectors in our markets remain relatively healthy, with some doing quite well.”

Total deposits increased 17% from June 30, 2007 and 5% from March 31, 2008. Non-interest bearing deposits represented 14% of total deposits at June 30, 2008. The Company remains predominantly core-funded. As a result of strong loan growth in the first six months of 2008, which is seasonally a slower period of deposit growth, we have utilized somewhat higher levels of wholesale funding. Nonetheless, brokered deposits represented less than 16% of total deposits at June 30, 2008.

Tax-equivalent net interest margin for the second quarter was 3.56%, a decrease of 0.25% from the year earlier period, but only 0.07% down from the first quarter level. Net interest margin has been compressed largely due to sharply reduced short-term rates from a year ago. However, the net interest spread between interest bearing assets and interest-bearing liabilities has increased 0.11% from 3.09% to 3.20% on a year over year basis and increased 0.05% on a linked quarter basis. Through aggressive repricing initiatives, the Company has been able to reduce its interest bearing liability costs more than enough to offset lower earning asset yields.

Wealth Management Line of Business

Fee income from the Wealth Management line of business, in the second quarter totaled $2.7 million, an $800,000 or 23% decrease, from the year ago period. For the six months ended June 30, 2008, Wealth Management fee income totaled $6.3 million, down $100,000 or 2%, for the same period in 2007.

Trust revenues for the second quarter and year to date have been negatively impacted by declining market values of assets under management and client attrition related to advisor turnover experienced in the first quarter. Fiduciary revenues continue to grow modestly as new business volumes have been steady.

Millennium Brokerage Group revenues continue to be adversely impacted by declining sales margins due to a shifting carrier mix and higher producer payouts. Management is pursuing strategies to increase producer sales volumes and renegotiate higher carrier payouts. The second half of the year has historically generated the majority of annual revenues for Millennium.

Exhibit 99.1

Reported fee income from state tax credit brokerage activities during the quarter was negative due to a $135,000 fair value reduction under FAS 159 on the $38 million in tax credits held for sale at June 30, 2008. Seasonality was also a factor, as the tax credits are primarily sold in the first and fourth quarters of the year. As allowed under FAS 159, during the third quarter the Company intends to elect the fair value option for a new liability with similar cash flows to help offset the fair value adjustment on the tax credit assets.

Expenses in Wealth Management were essentially flat in the second quarter of 2008 versus 2007 but increased just over $400,000 higher on a year to date basis due primarily to the restructure of Millennium’s compensation for principals as part of the buyout of the remaining minority interest on December 31, 2007.

Overall, the Wealth Management segment posted a $430,000 pre-tax loss for the quarter ended June 30, 2008 versus an $880,000 pre-tax profit in the same quarter of 2007. Year to date the segment recorded a $119,000 pre-tax loss versus a $993,000 pre-tax profit in the same period of 2007.

Other business results

During the quarter, the Company filed an application for a new Arizona state bank charter with locations in central and west Phoenix. Enterprise opened a loan production office in Phoenix during the fourth quarter of 2007 and had approximately $20 million in loans outstanding at June 30, 2008.

Strong asset growth has outpaced reported earnings for the first half of the year due to the related provision expense and compressed margins in both lines of business. To support continuing growth and the anticipated charter approvals for our Arizona bank and national Trust company by the end of the year, the Company expects to add $30 million or more in regulatory capital in the form of either subordinated debt, trust preferred, REIT preferred or a combination thereof.

Also during the second quarter, Enterprise converted the Claycomo, Missouri branch of its Great American Bank subsidiary to an Enterprise Bank & Trust branch through the purchase and assumption of the branch’s assets and liabilities. This transaction is part of the Company’s previously announced agreement to sell its Great American Bank charter and its other location in Desoto, Kansas. The sale of that location and the bank charter is scheduled to be completed in the third quarter.

The Company’s efficiency ratio improved to 59.9% in the second quarter of 2008 from 61.8% a year ago. Noninterest expenses in the second quarter of 2008 increased a modest 2.9% as compared to the same quarter in 2007. On a linked quarter basis, noninterest expenses in the second quarter of 2008 declined 8% due to savings in salaries and benefits, rental expense and real estate owned expenses.

Exhibit 99.1

Benoist concluded, “Enterprise’s focus on a diverse base of private businesses and their owner families, coupled with our longstanding, strong credit management processes continue to serve us well in this challenging environment. Managing through this credit cycle is clearly the paramount issue in the banking industry today – and it’s the top priority in our Company also - but at the same time we’re not losing sight of the opportunities in front of us to continue to build long-term value for our shareholders.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2007 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

(In thousands, except per share data)	For the Quarter Ended		For the Six Months Ended
	Jun 30,	Jun 30,	Jun 30,	Jun 30,
INCOME STATEMENTS	2008	2007	2008	2007
Total interest income	$29,283	$30,946	$59,531	$58,796
Total interest expense	12,481	15,821	26,589	29,750
Net interest income	16,802	15,125	32,942	29,046
Provision for loan losses	3,200	715	5,525	1,565
Net interest income after provision for loan losses	13,602	14,410	27,417	27,481

NONINTEREST INCOME
Wealth Management revenue	2,682	3,458	5,266	6,421
Deposit service charges	1,202	804	2,139	1,463
Gain (loss) on sale of other real estate	351	(8)	342	(12)
(Loss) gain on sale of state tax credits	(29)	-	984	-
Gain on sale of securities	73	-	73	-
(Loss) gain on sale of branch	(19)	-	560	-
Other income	184	652	616	931
Total noninterest income	4,444	4,906	9,980	8,803

NONINTEREST EXPENSE
Salaries and benefits	7,575	7,141	15,914	14,449
Occupancy	977	1,025	2,060	1,903
Furniture and equipment	355	370	719	686
Other	3,816	3,834	7,863	7,193
Total noninterest expense	12,723	12,370	26,556	24,231

Minority interest in net income of consolidated subsidiary	-	157	-	-
Income before income tax	5,323	7,103	10,841	12,053
Income taxes	1,823	2,588	3,778	4,380
Net income	$3,500	$4,515	$7,063	$7,673

Basic earnings per share	$0.28	$0.37	$0.57	$0.63
Diluted earnings per share	$0.27	$0.36	$0.56	$0.62
Return on average assets	0.67%	1.03%	0.70%	0.92%
Return on average equity	7.77%	11.20%	7.95%	10.14%
Efficiency ratio	59.88%	61.75%	61.87%	64.02%
Noninterest expense to average assets	2.43%	2.83%	2.62%	2.91%

YIELDS (fully tax equivalent)
Loans	6.30%	7.98%	6.60%	7.96%
Securities	4.60%	4.50%	4.71%	4.40%
Federal funds sold	1.85%	5.49%	2.88%	5.47%
Yield on earning assets	6.17%	7.72%	6.46%	7.69%
Interest bearing deposits	2.78%	4.47%	3.11%	4.45%
Subordinated debt	5.66%	7.19%	6.18%	7.20%
Borrowed funds	3.44%	5.04%	3.60%	5.02%
Cost of paying liabilities	2.97%	4.63%	3.29%	4.59%
Net interest spread	3.20%	3.09%	3.17%	3.10%
Net interest rate margin	3.56%	3.81%	3.60%	3.83%

     ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
BALANCE SHEETS	2008	2008	2007	2007	2007
ASSETS
Cash and due from banks	$67,661	$64,108	$76,265	$47,593	$45,081
Federal funds sold	15,630	954	75,665	2,585	2,059
Interest-bearing deposits	349	6,435	1,719	1,100	1,021
Debt and equity investments	120,072	116,810	83,333	122,204	111,617
Loans held for sale	1,666	3,422	3,420	1,117	3,840

Portfolio loans	1,849,415	1,726,455	1,641,432	1,558,885	1,500,512
Less allowance for loan losses	24,011	22,249	21,593	19,754	19,703
Net loans	1,825,404	1,704,206	1,619,839	1,539,131	1,480,809

Other real estate	9,294	7,736	2,963	857	441
Premises and equipment, net	25,238	24,775	22,223	22,487	22,801
State tax credits, held for sale	37,882	27,309	23,149	-	-
Goodwill	57,910	58,331	57,177	55,661	54,841
Core deposit intangible	2,729	2,887	3,330	3,511	3,693
Other amortizing intangibles	2,301	2,512	2,723	2,952	3,180
Other assets	31,582	28,393	27,312	29,061	23,929
Total assets	$2,197,718	$2,047,878	$1,999,118	$1,828,259	$1,753,312

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing deposits	$240,148	$232,121	$278,313	$212,903	$215,771
Interest bearing deposits	1,429,598	1,358,588	1,306,699	1,233,532	1,212,353
Total deposits	1,669,746	1,590,709	1,585,012	1,446,435	1,428,124
Subordinated debentures	56,807	56,807	56,807	56,807	56,807
FHLB advances	203,043	154,405	152,901	131,746	88,192
Other borrowings	72,886	53,508	16,680	10,613	7,593
Other liabilities	12,335	14,212	14,569	13,415	9,527
Total liabilities	2,014,817	1,869,641	1,825,969	1,659,016	1,590,243
Shareholders' equity	182,901	178,237	173,149	169,243	163,069
Total liabilities and shareholders' equity	$2,197,718	$2,047,878	$1,999,118	$1,828,259	$1,753,312

     ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2008	2008	2007	2007	2007
EARNINGS SUMMARY
Net interest income	$16,802	$16,137	$16,203	$15,805	$15,125
Provision for loan losses	3,200	2,325	2,450	600	715
Wealth Mangement revenue	2,682	2,583	4,064	3,495	3,458
Noninterest income	1,762	2,955	2,166	1,143	1,448
Noninterest expense	12,723	13,832	13,083	12,202	12,370
Minority interest in net income of consolidated subsidiary	-	-	-	-	157
Income before income tax	5,323	5,518	6,900	7,641	7,103
Net income	3,500	3,563	4,906	4,999	4,515
Diluted earnings per share	$0.27	$0.28	$0.39	$0.40	$0.36
Return on average equity	7.77%	8.13%	11.28%	11.85%	11.20%
Net interest rate margin (fully tax equivalized)	3.56%	3.63%	3.80%	3.87%	3.81%
Efficiency ratio	59.88%	63.82%	58.32%	59.69%	61.75%

MARKET DATA
Book value per share	$14.45	$14.27	$13.96	$13.66	$13.20
Tangible book value per share	$9.48	$9.17	$8.86	$8.65	$8.20
Market value per share	$18.85	$25.00	$23.81	$24.34	$24.86
Period end common shares outstanding	12,654	12,487	12,406	12,388	12,354
Average basic common shares	12,545	12,441	12,387	12,380	12,346
Average diluted common shares	12,760	12,675	12,676	12,652	12,692

ASSET QUALITY
Net charge-offs	$1,439	$1,668	$611	$549	$232
Nonperforming loans	$13,180	$9,307	$12,720	$8,542	$12,661
Nonperforming loans to total loans	0.71%	0.54%	0.77%	0.55%	0.84%
Nonperforming assets to total assets	1.02%	0.83%	0.78%	0.51%	0.75%
Allowance for loan losses to total loans	1.30%	1.29%	1.32%	1.27%	1.31%
Net charge-offs to average loans (annualized)	0.32%	0.40%	0.15%	0.14%	0.06%

CAPITAL
Average equity to average assets	8.62%	8.92%	9.21%	9.40%	9.22%
Tier 1 capital to risk-weighted assets	8.76%	9.15%	9.32%	9.85%	9.82%
Total capital to risk-weighted assets	9.96%	10.36%	10.54%	11.05%	11.09%
Tangible equity to tangible assets	5.62%	5.77%	5.68%	6.07%	5.99%

AVERAGE BALANCES
Portfolio loans	$1,790,491	$1,687,316	$1,583,325	$1,526,259	$1,492,573
Earning assets	1,922,309	1,810,384	1,719,825	1,645,697	1,622,139
Total assets	2,102,582	1,974,590	1,873,915	1,780,239	1,754,297
Deposits	1,600,805	1,530,158	1,511,476	1,453,497	1,426,002
Shareholders' equity	181,274	176,170	172,563	167,310	161,663

LOAN PORTFOLIO
Commercial and industrial	$510,377	$487,289	$476,184	$416,715	$391,237
Commercial real estate	835,688	735,087	690,868	703,772	681,735
Construction real estate	284,556	285,966	266,111	252,476	247,722
Residential real estate	193,630	189,549	170,510	155,489	149,182
Consumer and other	25,164	28,564	37,759	30,433	30,636
Total loan portfolio	$1,849,415	$1,726,455	$1,641,432	$1,558,885	$1,500,512

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$240,148	$232,121	$278,313	$212,903	$215,771
Interest-bearing transaction accounts	134,659	136,009	131,141	120,069	128,808
Money market and savings accounts	680,635	724,725	682,920	596,226	552,678
Certificates of deposit	614,304	497,854	492,638	517,237	530,867
Total deposit portfolio	$1,669,746	$1,590,709	$1,585,012	$1,446,435	$1,428,124

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)	For the Quarter Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2008	2008	2007	2007	2007
YIELDS (fully tax equivalent)
Loans	6.30%	6.93%	7.65%	7.96%	7.98%
Securities	4.60%	4.84%	4.87%	4.67%	4.50%
Federal funds sold	1.85%	3.32%	4.23%	5.53%	5.49%
Yield on earning assets	6.17%	6.77%	7.42%	7.73%	7.72%
Interest bearing deposits	2.78%	3.46%	4.10%	4.44%	4.47%
Borrowed funds	3.44%	3.82%	4.54%	5.00%	5.04%
Subordinated debt	5.66%	6.71%	7.24%	7.20%	7.19%
Cost of paying liabilities	2.97%	3.62%	4.26%	4.59%	4.63%
Net interest spread	3.20%	3.15%	3.16%	3.14%	3.09%
Net interest rate margin	3.56%	3.63%	3.80%	3.87%	3.81%

WEALTH MANAGEMENT
Trust Assets under management	$986,717	$1,046,390	$1,098,110	$1,106,214	$1,111,042
Trust Assets under administration	1,532,559	1,633,195	1,696,303	1,734,761	1,742,426